                                                                     EXHIBIT 4.1


                                 LOAN AGREEMENT



                                     between



        FIRST UNION NATIONAL BANK, a national banking association, Lender



                                       and



          SUPERIOR UNIFORM GROUP, INC., a Florida corporation, Borrower





                           Dated as of March 26, 1999

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
1.       GENERAL DEFINITIONS.....................................................................................1

         1.1      Definitions....................................................................................1

         1.2      Other Terms....................................................................................4

2.       REVOLVING CREDIT FACILITY...............................................................................4

         2.1      Revolving Credit Facility; Maximum Amount; Use of Proceeds; Advance Period.....................4

         2.2      Revolving Credit Note..........................................................................4

         2.3      General Interest Rate..........................................................................4

         2.4      Payment of Revolving Credit Loan...............................................................4

         2.5      Other Limitations..............................................................................5

         2.6      Letters of Credit..............................................................................5

         2.7      Fee for Unused Availability....................................................................5

3.       TERM LOAN...............................................................................................5

         3.1      Term Loan; Maximum Amount; Use of Proceeds.....................................................5

         3.2      Term Note......................................................................................5

         3.3      General Interest Rate..........................................................................5

         3.4      Payment of Term Loan...........................................................................5

4.       CONDITIONS PRECEDENT....................................................................................6

         4.1      Conditions Precedent to Advances...............................................................6

5.       DEFAULT RATE; MAXIMUM RATE; OTHER PAYMENT TERMS; CO-TERMINUS............................................7

         5.1      Default Rate...................................................................................7

         5.2      Maximum Interest Rate..........................................................................7

         5.3      Payments.......................................................................................7

         5.4      Costs, Fees and Expenses.......................................................................7

         5.5      Prepayment.....................................................................................7

         5.6      Rights of Set Off..............................................................................7

         5.7      Co-Terminus....................................................................................7

6.       WARRANTIES AND REPRESENTATIONS..........................................................................8

         6.1      General Warranties and Representations.........................................................8

         6.2      Survival of Warranties and Representations....................................................10

7.       COVENANTS AND CONTINUING AGREEMENTS....................................................................10

         7.1      Affirmative Covenants.........................................................................10

         7.2      Negative Covenants............................................................................11

         7.3      Unfunded ERISA Liabilities....................................................................12

         7.4      Insurance; Payment of Premiums................................................................12

         7.5      Survival of Obligations Upon Termination of Agreement.........................................13

         7.6      Deposit Account...............................................................................13

8.       EVENTS OF DEFAULT: RIGHTS AND REMEDIES ON DEFAULT......................................................13

         8.1      Events of Default.............................................................................13

         8.2      Acceleration of Indebtedness..................................................................15

         8.3      Notice........................................................................................15

9.       MISCELLANEOUS..........................................................................................15

         9.1      Assignment and Sale of Interests..............................................................15

         9.2      Expenses (Including Attorneys' Fees)..........................................................15

         9.3      Waiver by Lender..............................................................................15

         9.4      Severability..................................................................................16

         9.5      Parties.......................................................................................16

         9.6      Conflict of Terms.............................................................................16

         9.7      General Waivers by Borrower...................................................................16

         9.8      Governing Law.................................................................................16

         9.9      Notice........................................................................................17

         9.10     Section Titles................................................................................18

         9.11     Modification of Agreement.....................................................................18

         9.12     Arbitration...................................................................................18


                                    EXHIBITS

EXHIBIT A -- Revolving Credit Note

EXHIBIT B -- Term Promissory Note

                                    SCHEDULES


SCHEDULE 1 -- Amortization Schedule

SCHEDULE 2 -- List of Locations

                                 LOAN AGREEMENT

         This LOAN AGREEMENT is made as of the 26th day of March, 1999, by and between FIRST UNION NATIONAL BANK, a national banking association ("Lender") with offices at 100 South Ashley Drive, Suite 1000, Tampa, Florida 33602, and SUPERIOR UNIFORM GROUP, INC., a Florida corporation (together with all Subsidiaries, as hereinafter defined, and all Affiliates, as hereinafter defined, "Borrower"), with its principal executive offices located at, and having a mailing address of, 10099 Seminole Boulevard, Seminole, Florida 33772.

                              W I T N E S S E T H:

         WHEREAS, Borrower desires to borrow from Lender, and Lender is willing to make a loan or loans to Borrower, upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extension of credit heretofore, now or hereafter made by Lender to Borrower, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.       GENERAL DEFINITIONS

                  1.1 Definitions. When used herein, the following terms shall have the following meanings:

                  Agreement: this Loan Agreement, together with any and all amendments, modifications, extensions, substitutions and renewals hereof.

                  Affiliate: as defined in 11 U.S.C. Section 101, except that the term "debtor" therein shall be replaced by the term "Borrower".

                  Calculation Agent: as defined in the Hedge Agreement.

                  Closing Date: the date on which this Agreement is accepted by Lender as evidenced by its due execution hereof whether or not any loans or advances are made pursuant to this Agreement on such date.

                  Confirmation: with respect to a Hedge Agreement, one or more documents exchanged between the parties which, taken together, confirm all of the terms of such Hedge Agreement.

                  Default: an event or condition which, with notice, lapse of time or the happening of any further condition, event or act, or any combination of the foregoing, would constitute an Event of Default.

                  Effective Tangible Net Worth: as defined in Section 7.1(e).

                  ERISA: the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, and any successor statute.

                  Event of Default: as defined in Section 8.1.

                  Financials: (a) those (i) audited financial statements of Borrower for the period ended December 31, 1997, and (ii) reviewed income statement and balance sheet as of September 30, 1998, and (b) that (i) certain audited balance sheet of Borrower dated as of December 31, 1997, and (ii) reviewed income statement and balance sheet as of September 30, 1998, which have previously been delivered to Lender. The audited financial statements of Borrower have been certified by Deloitte & Touche, LLP, as having been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly representing the assets, liabilities and financial condition and results of operations of Borrower, without qualification.

                  Fixed Charge Coverage Ratio: as defined in Section 7.1(c).

                  Hedge Agreement: that certain ISDA Master Swap Agreement, together with the Schedule thereto and the Confirmation delivered in connection therewith, each executed by and between Borrower and Lender on or about the date hereof and all extensions, modifications, supplements and replacements thereof or thereto.

                  Indebtedness: all of Borrower's liabilities, obligations and indebtedness to Lender of any and every kind and nature (including, without limitation, principal, interest, charges, expenses, attorneys' fees and other sums chargeable to Borrower by Lender and future advances made to or for the benefit of Borrower), arising under this Agreement, under the Hedge Agreement or under any of the Other Agreements, whether heretofore, now or hereafter owing, arising, due or payable from Borrower to Lender, including obligations of performance.

                  Liabilities: all liabilities, obligations and indebtedness of any and every kind and nature (including, without limitation, liabilities, obligations and indebtedness to trade creditors) whether heretofore, now or hereafter owing, arising, due or payable from Borrower or any Subsidiary to any Person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed, matured, liquidated or otherwise. Without in any way limiting the generality of the foregoing, Liabilities specifically includes (i) all indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse; (ii) all obligations or liabilities of any Person that are secured by any Lien upon property owned by Borrower or a Subsidiary, even though Borrower or such Subsidiary has not assumed or become liable for the payment thereof; (iii) all obligations or liabilities created or arising under any lease of real or personal property or conditional sale or other title retention agreement with respect to property used or acquired by Borrower or a Subsidiary, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; (iv) all unfunded pension fund obligations and liabilities; and (v) deferred taxes.

                  Lien: any mortgage, pledge, security interest, encumbrance, lien, charge or claim upon property of any kind, whether or not voluntarily given (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

                  Notes: collectively, the Term Promissory Note and the Revolving Credit Note, together with any and all amendments, modifications, extensions, substitutions and renewals thereof.

                  Other Agreements: all agreements, instruments and documents, including, without limitation, the Notes, and any other notes, guarantees, mortgages, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, subordination agreements, trust account agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower with respect to, or in connection with, this Agreement, together with any and all amendments, modifications, extensions, substitutions and renewals thereof.

                  Person: any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

                  Plan: any employee benefit plan of Borrower or any Subsidiary, as defined in Section 3(3) of ERISA, including, without limitation, any multi-employer plan or any employee welfare benefit plan which is maintained or has been maintained pursuant to a collective bargaining agreement to which two or more unrelated employers contribute and in respect of which Borrower or any Subsidiary is an "employer" as defined in Section 3(5) of ERISA.

                  Revolving Credit Loan: as defined in Section 2.1.

                  Revolving Credit Loan Expiration Date: March 26, 2002, subject to the provisions in Section 5.7.

                  Revolving Credit Note: that certain Revolving Credit Note in the maximum principal amount of $15,000,000.00 dated of even date herewith, made by Borrower payable to the order of Lender, substantially the form of Exhibit A hereto, together with any and all amendments, modifications, extensions, substitutions and renewals thereof.

                  Subsidiary: any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower and/or one or more Subsidiaries.

                  Term Loan: as defined in Section 3.1.

                  Term Loan Maturity Date: April 1, 2009, subject to the provisions in Section 5.7.

                  Term Promissory Note: that certain Term Promissory Note in the principal amount of $12,000,000.00 dated of even date herewith, made by Borrower payable to the order of Lender, substantially the form of Exhibit B hereto, together with any and all amendments, modifications, extensions, substitutions and renewals thereof.

                  Total Liabilities: all Liabilities of Borrower, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet, but excluding debt fully subordinated to Lender on terms and conditions acceptable to Lender.

                  1.2 Other Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with generally accepted accounting principles.

         2.       REVOLVING CREDIT FACILITY

                  2.1 Revolving Credit Facility; Maximum Amount; Use of Proceeds; Advance Period. Subject to the terms and conditions hereof, and in reliance on the representations and warranties herein set forth and in the Financials heretofore delivered to Lender, Lender agrees to make available for Borrower's use a revolving credit facility ("Revolving Credit Facility") pursuant to which Lender shall from time to time make advances to Borrower, on a revolving basis ("Revolving Credit Loan"). The aggregate principal amount of the Revolving Credit Loan at any one time outstanding shall not exceed FIFTEEN MILLION AND NO/100 Dollars ($15,000,000.00). The Revolving Credit Loan shall be used by Borrower only for general working capital and corporate purposes (to include possible asset purchases), and the issuance of trade letters of credit all of which must be legal and proper corporate purposes and consistent with all applicable laws and statutes. Lender's obligation to make the Revolving Credit Loan shall be in effect beginning on the date hereof and shall continue until the Revolving Credit Loan Expiration Date ("Revolving Credit Facility Term").

                  2.2 Revolving Credit Note. The Revolving Credit Loan shall be evidenced by the Revolving Credit Note.

                  2.3 General Interest Rate. The Revolving Credit Loan shall bear interest on the average daily outstanding balance of principal at the rate specified in the Revolving Credit Note.

                  2.4 Payment of Revolving Credit Loan. The Revolving Credit Loan and interest accrued thereon shall be due and payable as follows:

                           (a) interest accrued on the Revolving Credit Loan through the last calendar day of each month shall be due and payable in full on the first Business Day of the following month;

                           (b) to the extent not otherwise payable pursuant to this Agreement and the Revolving Credit Note, the principal amount of the Revolving Credit Loan shall be due and payable in full on the Revolving Credit Loan Expiration Date; and

                           (c) notwithstanding any term to the contrary herein or in any of the Other Agreements, upon the occurrence of an Event of Default, Lender shall have the right at any time to demand immediate payment of the entire Indebtedness relating to the Revolving Credit Facility.

                  2.5 Other Limitations. Lender shall have no obligation to make advances under the Revolving Credit Loan if at the time there exists a Default or Event of Default, or if after the giving thereof, the limit on advances would be exceeded, or after termination of this Agreement.

                  2.6 Letters of Credit. Any letter of credit obtained with proceeds of the Revolving Credit Loan must expire on or before the Revolving Credit Loan Expiration Date.

                  2.7 Fee for Unused Availability. In addition to all other amounts due to Lender hereunder and under the Revolving Credit Note, Borrower shall pay to Lender on the first Business Day of each April, July, October and January an availability fee equal to 0.15% (15 basis points) per annum on the average daily unused available principal under the Notes for the preceding four quarters or portion thereof.

         3.       TERM LOAN

                  3.1 Term Loan; Maximum Amount; Use of Proceeds. Subject to the terms and conditions hereof and in reliance on the representations and warranties set forth herein, and in the Financials heretofore delivered to Lender, Lender agrees on the Closing Date to make a term loan to Borrower in the principal amount of TWELVE MILLION AND NO/100 DOLLARS ($12,000,000.00) ("Term Loan"). The proceeds of the Term Loan shall be used by Borrower to fund asset acquisitions and to refinance existing debt.

                  3.2 Term Note. The Term Loan shall be evidenced by the Term Promissory Note.

                  3.3 General Interest Rate. The Term Loan shall bear interest on the daily outstanding balance of principal at the rate specified in the Term Promissory Note.

                  3.4 Payment of Term Loan. The Term Loan and interest accrued thereon shall be due and payable as follows:

                           (a) the principal amount of the Term Loan, in the
                  amounts set forth on the Amortization Schedule attached as
                  Schedule 1 hereto and hereby made a part hereof, together with interest accrued thereon, shall be due and payable on the dates set forth on such Amortization Schedule, with a final payment of all outstanding principal and interest due and payable in full on the Term Loan Maturity Date; and

                           (b) notwithstanding any term herein to the contrary
                  or any term of any Other Agreements, upon the occurrence of an Event of Default, Lender shall have the right to demand immediate payment of the entire Indebtedness relating to the Term Loan.

         4.       CONDITIONS PRECEDENT

                  4.1 Conditions Precedent to Advances. Notwithstanding any other provision of this Agreement or the Other Agreements and without affecting in any manner the rights of Lender under this Agreement, it is understood and agreed that Lender shall have no obligation to make any advance under this Agreement unless and until the following conditions have been, and continue to be, satisfied, all in form and substance reasonably satisfactory to Lender and its counsel:

                           (a)      Lender shall have received, on or prior to
the Closing Date unless otherwise indicated, the following documents:

                                    (i)  the Notes, duly executed and delivered;

                                    (ii) evidence of the qualification and good
                           standing of Borrower in each state in which it is required to be qualified to do business except where its failure to qualify or its lack of good standing would not have a material, adverse affect on Borrower or its ability to conduct its business as currently conducted;

                                    (iii) certified copies of the resolutions of
                           the Board of Directors of Borrower (a) authorizing the Loans and the Hedge Agreement, and
                           (b) authorizing execution and delivery of this Agreement and the Other Agreements by officers of the Borrower;

                                    (iv) certificates of the secretary of the
                           Borrower certifying to the Lender the names of its officers, the offices that each holds, the authenticity of their signatures, and the completeness and accuracy of its articles of incorporation and bylaws;

                                    (v) an opinion of Borrower's counsel, duly
                           executed and delivered; and

                                    (vi) the Other Agreements, duly executed and
                           delivered;

                           (b) Borrower shall have executed and delivered such
                  additional documents and instruments as have been requested by Lender;

                           (c) the representations and warranties contained
                  herein shall be true on and as of the Closing Date, and there shall exist on the Closing Date no Default or Event of Default;

                           (d) the advances on the terms and conditions herein
                  provided (including the use by Borrower of the proceeds of the advances) shall not violate any applicable law or governmental regulation (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System) and shall not subject Lender to tax (other than income and franchise taxes) and Lender shall have received such certificates or other evidence as Lender may reasonably request to establish compliance with this condition; and

                           (e) all corporate and other proceedings taken or to
                  be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be in substance and form reasonably satisfactory to Lender and its counsel, and Lender and its counsel shall have received all such counterpart originals or certified or other copies of such documents as Lender or its counsel may reasonably request.

         5.       DEFAULT RATE; MAXIMUM RATE; OTHER PAYMENT TERMS; CO-TERMINUS

                  5.1 Default Rate. Upon any Event of Default, and continuing until the Event of Default is cured, the outstanding principal of the Loan and all other Indebtedness shall bear interest at the Lender's Prime Rate plus three percent (3.0%), payable on demand, which rate shall apply as well before as after judgment is entered on the Notes.

                  5.2 Maximum Interest Rate. In no contingency or event whatsoever shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under applicable state and federal law. In the event that Lender has received interest hereunder in excess of the highest allowed rate, Lender shall promptly refund such excess interest to Borrower.

                  5.3 Payments. All payments to Lender shall be payable at Lender's address set forth in Section 9.9 hereof or at such other place or places as Lender may designate from time to time in writing to Borrower.

                  5.4 Costs, Fees and Expenses. Costs, fees, expenses and all other payments due Lender for which a due date is not expressed pursuant to this Agreement and the Other Agreements shall be payable within two (2) Business Days after demand.

                  5.5 Prepayment. Subject to Section 5.7, the principal amount of the Term Loan may be prepaid in whole or in part at any time provided that Borrower pays Lender such additional amounts deemed necessary by Lender to compensate Lender for all losses, costs and expenses incurred by Lender, including, without limitation, the amount which Borrower is obligated to pay Lender under the Hedge Agreement and all other agreements between Lender and Borrower.

                  5.6 Rights of Set Off. Borrower hereby grants to Lender the right to set off against the Indebtedness any funds of Borrower on deposit with Lender, which right may be exercised by Lender at any time following an Event of Default.

                  5.7 Co-Terminus. Notwithstanding any term to the contrary herein, or in any of the Other Agreements, Lender shall have the right to demand payment of the entire remaining balance of the Indebtedness if, at any time:

                           (a) Borrower prepays the Term Loan in full or the
Term Loan is terminated pursuant to the terms of this Agreement or the Other Agreements; or

                           (b) all of the following occur:

                                    (i)     the Revolving Credit Loan has
         terminated pursuant to the terms of this Agreement or the Other Agreements, including, without limitation, a termination on March 26, 2002; and

                                    (ii)    an offer was made by Lender, no
         earlier than 90 days before the maturity date of the Revolving Credit Note, to extend, renew or replace at least $10,000,000 of the Revolving Credit Loan at an interest rate equal to or lower than the rate specified in the Revolving Credit Note and on terms (including without limitation fees) materially similar to the terms in this Agreement and the Other Agreements and other terms then required by Lender for loans similar in size and risk to the Revolving Credit Loan; and

                                    (iii)   Borrower has either:

                                             (A) failed to accept such offer
                  within ten (10) Business Days after the offer was made by Lender, or

                                             (B) failed, within ten (10)
                  Business Days after delivery of documents evidencing such extension, renewal or replacement, to execute and deliver to Lender such documents and to pay Lender for its costs and fees incurred and due in connection therewith.

         6.     WARRANTIES AND REPRESENTATIONS

                6.1 General Warranties and Representations. Borrower warrants and represents that:

                           (a) Borrower is a corporation which is duly
                  organized, validly existing and in good standing under the laws of the State of Florida and is qualified to do business and is in good standing in all other places where it is required to be so qualified except where its failure to qualify would not have a material, adverse affect on Borrower or its ability to conduct its business as currently conducted;

                           (b) Borrower is not a party to any contract or
                  agreement or subject to any charge, corporate restriction, judgment, decree or order having a material adverse effect, taken as a whole, on its business, property, assets, operations or condition, financial or otherwise, or is a party to any labor dispute which would have a material adverse effect on the financial condition of Borrower;

                           (c) Borrower is not in violation of any applicable
                  statute, regulation or ordinance of any governmental authorities or of any applicable order, writ, injunction or decree or any court or any Federal, state, municipal or other governmental authority, which would in any respect adversely affect its business;

                           (d) Borrower has not received notice to the effect
                  that it is not in full compliance with any of the requirements of ERISA, and the regulations promulgated thereunder and, to the best of its knowledge, there exists no event described in
                  Section 4043(3) thereof ("Reportable Event");

                           (e) Borrower's books and records, including, without
                  limitation, computer programs, printouts and other computer materials and records are at the locations identified on
                  Schedule 2 attached hereto and hereby made a part hereof:

                           (f) the address specified in Section 6.1(e) is
                  Borrower's chief executive office and principal place of business;

                           (g) Borrower has the right and power and is duly
                  authorized and empowered to enter into, execute, deliver and perform this Agreement and the Other Agreements to which it is a party, and the officers executing and delivering this Agreement and such Other Agreements on behalf of Borrower are duly authorized and empowered to do so;

                           (h) the execution, delivery and performance by
                  Borrower of this Agreement and the Other Agreements will not constitute a violation of any applicable law or a breach of any provision contained in Borrower's Articles of Incorporation or By-Laws or contained in any agreement, instrument or document to which Borrower is now a party or by which Borrower is bound;

                           (i) this Agreement and the Other Agreements are
                  legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms;

                           (j) Borrower has, and is current and in good standing
                  with respect to, all governmental approvals, permits, certificates, inspections, consents and franchises necessary to continue to conduct its business as heretofore conducted and to own or lease and operate the assets now owned or leased by it; and no authorization, consent or approval of any federal, state, municipal or other governmental regulatory authority is required in connection with either the execution and delivery by Borrower of this Agreement, the Notes or the Other Agreements to which Borrower is a party, or the performance of its obligations thereunder; and

                           (k) the Financials were prepared in accordance with
                  generally accepted accounting principles and present fairly the assets, liabilities and financial condition and results of operations of Borrower at, and as of, the date thereof; there has been no material and adverse change in the liabilities or financial condition of Borrower since the date of the Financials; and there is no material litigation or bankruptcy or governmental actions or proceedings which are pending, or to the best of Borrower's knowledge, threatened, against Borrower which might result in any material, adverse change in Borrower's financial condition.

                6.2 Survival of Warranties and Representations. All representations and warranties of Borrower contained in this Agreement and the Other Agreements shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

         7.     COVENANTS AND CONTINUING AGREEMENTS

                7.1        Affirmative Covenants.  Borrower shall:

                           (a)      prepare financial statements and cause to be
furnished to Lender the following:

                                    (i)   within ninety (90) days after the
                           close of each fiscal year of Borrower, audited financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, all with supporting schedules, all on a consolidated and consolidating basis and in reasonable detail;

                                    (ii)  quarterly financial statements,
                           including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules, as soon as available and in any event within forty-five (45) days after the close of each such period, all in reasonable detail and prepared in conformity in all material respects with that of the preceding year, which statements shall be certified as to their correctness by a principal financial officer of Borrower; and

                                    (iii) such other data and information
                           (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to Borrower's financial condition or results of operations or income;

                           (b) within forty-five (45) days after the close of each quarter, submit to Lender a certificate of compliance executed by an authorized officer of Borrower certifying that the Borrower is in full compliance with all terms and conditions of this Agreement and the Other Agreements;

                           (c) maintain a "Fixed Charge Coverage Ratio" of not less than 2.50 to 1.00, calculated at Borrower's fiscal year end and quarterly on the last day of each fiscal quarter, on a rolling four quarters basis (for purposes hereof, "Fixed Charge Coverage Ratio" shall mean the sum of earnings before interest, taxes, depreciation, amortization and rent expense (EBITDAR) divided by the sum of current maturities of long term debt plus rent expense plus interest expense; if the Borrower acquires substantially all assets or stock of a previously unrelated business entity, Borrower may utilize the historical income statement of the acquired entity in calculating the Fixed Charge Coverage Ratio as if the acquired entity had been merged into Borrower for the prior four quarters; and, if the Fixed Charge Coverage Ratio is calculated inclusive of a merged entity historical income statement, the calculation of the ratio and the historical financial information of the acquired/merged entity must be presented in form and content acceptable to Lender);

                           (d) maintain an "Effective Tangible Net Worth" (as hereinafter defined) in an amount:

                                    (i)  from the date hereof until December 31,
                           1999, not less than $60,000,000.00; and

                                    (ii) at all times after December 31, 1999,
                           not less than the sum of $60,000,000.00 plus fifty percent (50%) of Borrower's net income after March 31, 1999;

                  for purposes hereof, "Effective Tangible Net Worth" shall mean total assets excluding assets owed to Borrower from an officer, an Affiliate or a Subsidiary, and excluding the aggregate amount of Borrower's goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names, and other intangible assets) minus Total Liabilities.

                           (e) at all times, maintain a ratio of Total Liabilities to Effective Tangible Net Worth of not more than
                  1.00 to 1.00.

                           (f) notify Lender immediately upon its formation of any subsidiaries, which subsidiaries shall execute any and all documents required by Lender, in its sole discretion, necessary to add them as guarantors of the Indebtedness;

                           (g)      maintain a demand deposit account with
                  Lender;

                           (h) pay in full immediately any draw made by Borrower on any letter of credit;

                           (i) maintain insurance on all of its assets in the full insurable value thereof and with insurers acceptable to Lender; and

                           (j) Borrower shall cause any Subsidiary or Affiliate that is more than 50% owned by Borrower to execute a guaranty of the Indebtedness in form and substance satisfactory to Lender.

                  7.2 Negative Covenants. Without Lender's prior written consent, Borrower shall not:

                           (a) create, assume, or permit to exist any mortgage, security deed, deed of trust, pledge, lien, charge or other encumbrance on any of its assets, whether now owned or hereafter acquired, other than (i) liens for taxes contested in good faith, or (ii) liens accruing by law for employee benefits;

                           (b) guarantee or otherwise become responsible for obligations of any other person or entity in an amount in excess of $1,000,000.00 per fiscal year;

                           (c) merge or consolidate with any Person or acquire all or substantially all of the assets of, or 50% or more of any class of equity interest of, any Person, or sell, lease, assign or otherwise dispose of a substantial portion of its assets (other than sales of obsolete or worn-out equipment and sales of inventory in the ordinary course of business), or sell or otherwise dispose of stock of any Subsidiary provided that Borrower may merge with (so long as the Borrower is the survivor of such merger or the current shareholders of Borrower continue to own a majority of the voting stock of the survivor), or acquire all or substantially all the assets of, a corporation or other entity as part of an acquisition of a business which is in the same line of business as the Borrower (so long as it is not a hostile takeover) if the aggregate consideration does not exceed 35% of Borrower's net worth;

                           (d) in no event shall Borrower declare or pay a dividend if there shall exist an Event of Default or a condition which, upon the giving of notice or lapse of time or both, would become an Event of Default under this Agreement or the Other Agreements;

                           (e)      change its fiscal year; or

                           (f) retire any long term debt, other than indebtedness to The Chase Manhattan Bank being repaid from the proceeds hereof, in advance of its obligation to do so.

                  7.3 Unfunded ERISA Liabilities. Borrower shall, and shall cause each Subsidiary to, (i) keep in full force and effect any and all Plans (other than multi-employer Plans) and shall not withdraw from any multi-employer Plans, which may, from time to time, come into existence under ERISA, unless such Plans can be terminated or such withdrawal can be effected without liability to Borrower or such Subsidiary in connection with such termination or withdrawal; (ii) make its contributions to all of the Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (iii) comply with all material requirements of ERISA which relate to Plans (including without limitation the minimum funding requirements of Section 302 of ERISA);
(iv) notify Lender promptly upon receipt by Borrower or such Subsidiary of the institution of any proceeding or other action which may result in the termination of any Plans; (v) notify Lender in writing (x) promptly upon the occurrence of any Reportable Event other than a termination, partial termination or merger of a Plan or a transfer of a Plan's assets, and (y) prior to any termination, partial termination or merger of a Plan or a transfer of a Plan's assets.

                  7.4 Insurance; Payment of Premiums. Borrower shall maintain insurance with financially sound and reputable insurers in such amounts and against such liabilities and hazards as customarily is maintained by other companies operating similar businesses and, in any event, in an amount satisfactory to Lender.

                  7.5 Survival of Obligations Upon Termination of Agreement. No termination (regardless of cause or procedure) of this Agreement or the Other Agreements shall in any way affect or impair the powers, obligations, duties, rights and liabilities of Borrower or Lender relating to (i) any transaction or event occurring, or matter existing, prior to such termination, (ii) any undertaking, agreement, covenant, warranty or representation of Borrower or Lender with respect to such transaction, event or matter.

                  7.6 Deposit Account. Lender may credit any advance of the Revolving Credit Loan into the demand deposit account maintained by Borrower with Lender, and Lender may debit such account for any amounts due to Lender.

         8.       EVENTS OF DEFAULT: RIGHTS AND REMEDIES ON DEFAULT

                  8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

                           (a) Borrower fails to pay all or any portion of the Indebtedness within five (5) Business Days after due and payable;

                           (b) Borrower, in the reasonable discretion of Lender, fails to perform, keep or observe any other material term, provision, condition, covenant, warranty or representation contained in this Agreement or in any of the Other Agreements, which is required to be performed, kept or observed by Borrower;

                           (c) a default shall occur under any other agreement, document or instrument, other than this Agreement or the Other Agreements, to which Borrower is a party, if such default is in the performance of an obligation to pay money or if the default would, in Lender's judgment, have a material adverse effect on Borrower's business or Borrower's ability to repay the Indebtedness;

                           (d) any representation, warranty, statement, report, financial statement or certificate made or delivered by Borrower or any of its officers, employees or agents, to Lender is not true and correct in any material respect;

                           (e)      any of Borrower's or any Subsidiary's
                  assets are attached, seized, levied upon, or subjected to, a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors, which is not discharged within thirty (30) days of commencement; or an application is made by any Person other than Borrower or a Subsidiary for the appointment of a receiver, trustee or custodian for any of Borrower's or any Subsidiary's assets and such application is not discharged within thirty (30) days;

                           (f) an application is made by Borrower or a Subsidiary for the appointment of a receiver, trustee or custodian for any of Borrower's or any Subsidiary's assets; a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation shall be filed by Borrower or a Subsidiary; or Borrower or a Subsidiary makes an assignment for the benefit of its creditors or any case or proceeding is filed by Borrower or a Subsidiary for its dissolution, liquidation or termination and such case or proceeding is not discharged within thirty (30) days;

                           (g) Borrower or a Subsidiary ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; or a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation is filed against Borrower or a Subsidiary for its dissolution or liquidation and such petition is not discharged within thirty (30) days;

                           (h) a notice of lien, levy or assessment is filed of record with respect to all or any of Borrower's or any Subsidiary's assets by the United States government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or if any taxes or debts owing at any time or times hereafter to any one of these becomes a Lien upon any of the Borrower's or any Subsidiary's assets other than inchoate liens;

                           (i) Borrower or a Subsidiary becomes insolvent or admits in writing its inability to pay its debts as they mature;

                           (j) any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by an appropriate United States District Court to administer any Plan or the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, which proceedings are not dismissed or withdrawn within thirty (30) days thereafter, if, as of the date of such termination, withdrawal, appointment or institution of proceedings, the liability (after giving effect to the tax consequences thereof) of Borrower or any Subsidiary to the Pension Benefit Guaranty Corporation (or any successor thereto) for unfunded guaranteed vested benefits under the Plan exceeds the current value of assets accumulated in such Plan by more than $100,000.00 (or, in the case of a termination involving Borrower or any Subsidiary as a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount);

                           (k) any transfer of stock in Borrower which has the effect of changing the voting control of Borrower on the Closing Date;

                           (l) the occurrence of a default in payment or performance by Borrower of any of its obligations under any other loans, contracts, or agreements, or the occurrence of a default by any Subsidiary or Affiliate of Borrower under any loans, contracts or agreements with Lender or its affiliates; or

                           (m) any monetary judgment or assessment is entered against Borrower, in an amount greater than $1,000,000.00, which is not discharged or stayed within thirty
                  (30) days of entry.

                  8.2 Acceleration of Indebtedness. Upon the occurrence of an Event of Default, all of the Indebtedness may, at the option of Lender and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

                  8.3 Notice. Any notice required to be given by Lender, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to Borrower.

         9.       MISCELLANEOUS

                  9.1 Assignment and Sale of Interests. Without Lender's prior written consent, Borrower may not sell, assign or transfer this Agreement or the Other Agreements or any portion hereof or thereof, including, without limitation, Borrower's rights, title, interests, remedies, powers and/or duties hereunder or thereunder.

                  9.2 Expenses (Including Attorneys' Fees). Borrower shall reimburse Lender on demand for all following fees, costs, expenses and charges (including, but not limited to, attorneys' fees) of, or incidental to:

                           (a) the preparation and administration of this Agreement, all Other Agreements, any amendment of or modification of this Agreement or the Other Agreements;

                           (b) any litigation, contest, dispute, suit, proceeding or action including, without limitation, trial, mediation, arbitration, administrative and bankruptcy proceedings and appeals therefrom, (whether instituted by Lender, Borrower or any other Person other than Borrower) in any way relating to, or protecting Lender's interests in or under, this Agreement or the Other Agreements;

                           (c) all state and federal taxes (other than income taxes) incurred by Lender in connection with the execution or recordation of this Agreement and any Other Agreements or otherwise incurred by Lender in connection with the Indebtedness, including, without limitation, such documentary stamp taxes and intangible personal property taxes as are now or hereafter due and payable pursuant to the laws of the State of Florida; and

                           (d) all fees, costs, expenses and charges incurred by Lender in connection with the filing and recording of this Agreement and any Other Agreements in the public records or with any state or federal authority.

                  9.3 Waiver by Lender. Lender's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance. Any suspension or waiver by Lender of an Event of Default shall not suspend, waive or affect any other Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations contained in this Agreement or the Other Agreements and no Event of Default shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing signed by an authorized officer of Lender and directed to Borrower specifying such suspension or waiver.

                  9.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement shall be prohibited by, or be invalid under, applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless the ineffectiveness of such provision materially and adversely alters the benefits accruing to either party hereunder.

                  9.5 Parties. This Agreement and the Other Agreements shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Lender. This provision, however, shall not be deemed to modify
Section 8.1 hereof.

                  9.6 Conflict of Terms. The Other Agreements and all Schedules and Exhibits hereto are incorporated in this Agreement by this reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in the Other Agreements by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Other Agreements, the provision contained in this Agreement shall govern and control.

                  9.7 General Waivers by Borrower. Except as otherwise expressly provided for in this Agreement, Borrower waives (i) presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may, in any way, be liable and hereby ratifies and confirms whatever Lender may do in this regard; (ii) all rights to notice of a hearing prior to Lender's taking possession or control of, or to Lender's reply, attachment or levy upon, any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender's remedies; and (iii) the benefit of all valuation, appraisement and exemption laws. Borrower acknowledges that it has been advised by counsel with respect to this Agreement and the transactions evidenced by this Agreement.

                  9.8 GOVERNING LAW. THIS AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER AGREEMENTS, SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO SHALL FOR ALL PURPOSES BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS EXECUTED, DELIVERED AND PERFORMED WITHIN SUCH STATE NOTWITHSTANDING EXECUTION OF THIS AGREEMENT AND THE OTHER AGREEMENTS OUTSIDE THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO THE PRINCIPLES AND CONFLICTS OF LAWS. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY OF TAMPA, STATE OF FLORIDA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON BORROWER, AND CONSENTS THAT ALL SUCH SERVICE OF

PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS STATED ON THE FIRST PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. BORROWER WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

      9.9 Notice. Except as otherwise provided herein, any notices, requests and demands to or upon a party hereto shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, or by telegraph, telex or telecopy, addressed as follows, and shall be deemed validly served and given on the date of receipt as shown on the return receipt if delivered by certified mail, on the date of delivery if done by personal delivery and upon confirmation of receipt if sent by telegraph, telex or telecopy:

    To the Lender:      First Union National Bank
                        100 South Ashley Drive
                        Suite 1000
                        Tampa, Florida 33601
                        Attn:  Timothy J. Coop Vice President
                        Telephone:  (813) 276-6467
                        Telecopy: (813) 276-6499


    with copy to:       Carlton, Fields, Ward, Emmanuel, Smith & Cutler, P.A.
                        P.O. Box 3239
                        Tampa, Florida 33601
                        Attn:  Edgel C. Lester, Jr., Esquire
                        Telephone:  (813)  229-4231
                        Telecopy:  (813)  229-4133


    To the
    Borrower:           Superior Uniform Group, Inc.
                        10099 Seminole Boulevard
                        Seminole, Florida  33772-2539
                        Attn:  Andrew D. Demott, Jr., Chief Financial Officer
                        Telephone:  (727) 397-9611
                        Telecopy:  (727) 803-2641


    with copy to:       Schumaker, Loop & Kendrick, LLP
                        101 East Kennedy Boulevard, Suite 2800
                        Tampa, Florida 33602
                        Attn:  Darrell C. Smith, Esquire
                        Telephone:  (813)  229-7600
                        Telecopy:  (813)  229-1660
or to such other address as each party may designate for itself by like notice given in accordance with this Section 9.9. Notice shall also be deemed validly served and given on the date that a party rejects or refuses to accept delivery or the date of an inability to effectuate delivery because of a changed address of which no notice was given in accordance with this Section. Any written notice that is not sent in conformity with the provisions hereof shall be nevertheless be effective on the date that such notice is actually received by the noticed party.

                  9.10 Section Titles. The section titles contained in this Agreement are, and shall be, without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                  9.11 Modification of Agreement. This Agreement and the Other Agreements may not be modified, altered or amended, except in writing signed by Borrower and Lender.

                  9.12 Arbitration. All parties to this Agreement agree as follows:

                           (a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of, or relating to this Agreement between the parties hereto ("Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Finance Disputes Arbitration Rules ("Arbitration Rules") of the American Arbitration Association ("AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

                           (b) All arbitration hearings shall be conducted in the city in which the office of Lender is located. A hearing shall begin within 90 days of demand for arbitration, and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

                           (c) Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute.

                           (d) Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, this Agreement has been duly executed and delivered by the undersigned as of the day and year specified at the beginning hereof.

                                  BORROWER:

                                  SUPERIOR UNIFORM GROUP, INC., A
                                  FLORIDA CORPORATION


                                  By:/s/ Andrew D. Demott, Jr.
                                     -------------------------------------------
                                      Andrew D. Demott, Jr.
                                      Vice President and Chief Financial Officer





                                  LENDER:

                                  FIRST UNION NATIONAL BANK, A NATIONAL
                                  BANKING ASSOCIATION


                                  By:   /s/ Timothy J. Coop
                                     ------------------------------------------
                                           Timothy J. Coop
                                           Vice President

STATE OF GEORGIA
COUNTY OF  _________

         The foregoing instrument was acknowledged before me this ____ day of March, 1999, by Andrew D. Demott, Jr., as Vice President and Chief Financial Officer of Superior Uniform Group, Inc., a Florida corporation, on behalf of the corporation, who is personally known to me or has produced ___________ (state) driver's license as identification.

My Commission Expires:              __________________________________
                                         Notary Public (Signature)
(AFFIX NOTARY SEAL)                 __________________________________
                                         (Printed Name)






STATE OF GEORGIA
COUNTY OF  ___________

         The foregoing instrument was acknowledged before me this ____ day of March, 1999, by Timothy J. Coop, as Vice President of First Union National Bank, a national banking association, on behalf of the bank, who is personally known to me or has produced ___________ (state) driver's license as identification.

My Commission Expires:            ______________________________________
                                    Notary Public (Signature)
(AFFIX NOTARY SEAL)               ______________________________________
                                    (Printed Name)

                                    EXHIBIT A


                          Copy of Revolving Credit Note

                                    EXHIBIT B


                          Copy of Term Promissory Note

                                   SCHEDULE 1


                          Copy of Amortization Schedule






                                 Schedule 1 -- 1

                                   SCHEDULE 2


                                List of Locations









                                Schedule 2 -- 1

                              REVOLVING CREDIT NOTE

$15,000,000.00

                                                        Month      Day     Year
                                                        -----      ---     ----
                                                    March        26    1999

Superior Uniform Group, Inc.
10099 Seminole Boulevard
Seminole, Florida  33772-2539
(Hereinafter referred to as "Borrower")

First Union National Bank
100 South Ashley Drive
Tampa, Florida  33602
(Hereinafter referred to as the "Bank")

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of up to FIFTEEN MILLION and No/100 Dollars ($15,000,000.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Revolving Credit Note (including all renewals, extensions or modifications hereof, this "Note").

INTEREST RATE DEFINITIONS.

|X| LIBOR MARKET INDEX. LIBOR Market Index plus .60% per annum, as LIBOR Market Index may change from day to day ("LIBOR Market Index-Based Rate"). "LIBOR Market Index Rate", for any day, is the rate per annum (rounded to the next higher 1/100 of 1%) for 1 month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

: PRIME RATE. The rate of Bank's Prime Rate plus _____% as that rate may change from time to time with changes to occur on the date Bank's Prime Rate changes ("Prime-Based Rate"). Bank's Prime Rate shall be that rate announced by Bank from time to time as its prime rate and is one of several interest rate bases used by Bank. Bank lends at rates both above and below Bank's Prime Rate, and Borrower acknowledges that Bank's Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank.

INTEREST RATE TO BE APPLIED. INTEREST RATE. Interest shall accrue on the unpaid principal balance of each Advance (as defined herein) under this Note from the date such Advance is made available to the Borrower at the LIBOR Market Index Rate plus .60% as that rate may change from day to day in accord with changes in the LIBOR Market Index Rate to be adjusted monthly beginning April 26, 1999 ("Interest Rate").

DEFAULT RATE. In addition to all other rights contained in this Note, if a Default (defined herein) occurs and as long as a Default continues, all outstanding Obligations in Bank's discretion shall bear interest at the Bank's Prime Rate plus 3% ("Default Rate"). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full, except as otherwise required by law.

INTEREST COMPUTATION. (ACTUAL/360). Interest shall be computed on the basis of a 360-day year for the actual number of days in the interest period ("Actual/360 Computation"). The Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) interest rate for a year's period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the interest period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding that of the nominal rate.

REPAYMENT TERMS. This Note shall be due and payable in consecutive monthly payments of accrued interest only on the first Business Day of each month, until fully paid. All outstanding principal will be repaid in accordance with the Loan Agreement, as hereinafter defined, and, if Borrower subscribes to Bank's cash management services and such services are applicable to this line of credit, the terms of such services. In any event, this Note shall be due and payable in full, including all principal and accrued interest, on March 26, 2002, the maturity date of this Note. Notwithstanding any term to the contrary herein, or in any of the Other Agreements, Lender shall have the right to demand payment of the entire remaining balance of this Note if, at any time Maker prepays the Term Loan in full or the Term Loan is terminated pursuant to the Loan Agreement or the Other Agreements.

RESCISSION OF PAYMENTS. If any payment received by Bank under this Note or the other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all Persons liable under this Note or the other Loan Documents as though such payment had not been made.

LOAN AGREEMENT; LOAN DOCUMENTS; OBLIGATIONS. This Note is subject to the terms and conditions of that certain Loan Agreement between Bank and Borrower dated as of the date hereof, as the same may be modified and amended from time to time (the "Loan Agreement"). All capitalized terms not otherwise defined herein shall have such meaning as assigned to them in the Loan Agreement. The term "Obligations" used in this Note refers to any and all indebtedness and other obligations under this Note, all other obligations as defined in the respective Loan Documents, and all obligations under any swap agreements as defined in 11 U.S.C. ss.101 between Bank and Borrower whenever executed.

LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days. The Borrower acknowledges that the late charge imposed herein represents a reasonable estimate of the expenses of Bank incurred because of such lateness.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank's right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank's reasonable expenses incurred to enforce or collect any of the Obligations, including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. Regardless of any other provision of this Note or other Loan Documents, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of this Note and not to the payment of interest, and (ii) if the loan evidenced by this Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of this Note or the refunding of excess to be a complete settlement and acquittance thereof.

EVENTS OF DEFAULT. An "Event of Default" shall exist if any one or more of the following events shall occur (individually, an "Event of Default," and collectively, "Events of Default"): NONPAYMENT; NONPERFORMANCE.

The failure of timely payment or performance of the Obligations under this Note. EVENT OF DEFAULT UNDER OTHER LOAN DOCUMENTS. The occurrence of any Event of Default under any of the other Loan Documents.

REMEDIES UPON EVENT OF DEFAULT. Upon the occurrence of an Event of Default, Bank may at any time thereafter, take the following actions: BANK LIEN AND SET-OFF. Exercise its right of set-off or to foreclose its security interest or lien against any deposit account of any nature or maturity of Borrower with Bank without notice. ACCELERATION UPON DEFAULT. Accelerate the maturity of this Note and all other Obligations, and all of the Obligations shall be immediately due and payable. CUMULATIVE. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

REVOLVING CREDIT ADVANCES. This is a revolving credit note. Borrower may borrow, repay and reborrow, and Bank may advance and readvance under this Note respectively from time to time (each an "Advance" and together the "Advances"), so long as the total indebtedness outstanding at any one time does not exceed the principal amount stated on the face of this Note. Bank's obligation to advance or readvance under this Note shall terminate if a Default exists.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Event of Default shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Each Borrower or any other Person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any Borrower or any Person liable under this Note or other Loan Documents, all without notice to or consent of any Borrower or any Person who may be liable under this Note or other Loan Documents and without affecting the liability of Borrower or any Person who may be liable under this Note or other Loan Documents.

MISCELLANEOUS PROVISIONS. ASSIGNMENT. This Note and other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank's interests in and rights under this Note and other Loan Documents are freely assignable, in whole or in part, by Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. APPLICABLE LAW; CONFLICT BETWEEN DOCUMENTS. This Note and other Loan Documents shall be governed by and construed under the laws of the state where Bank first shown above is located as shown in the heading of this Note without regard to that state's conflict of laws principles. If the terms of this Note should conflict with the terms of the Loan Agreement, the terms of the Loan Agreement shall control. SEVERABILITY. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. PLURAL; CAPTIONS. All references in the Loan Documents to Borrower, Guarantor, Person, document or other nouns of reference mean both the singular and plural form, as the case may be. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. BINDING CONTRACT. Borrower by execution of and Bank by acceptance of this Note agree that each party is bound to all terms and provisions of this Note. ENTIRETY. This Note and the other Loan Documents delivered in connection herewith and therewith embody the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter hereof and thereof. ADVANCES. Bank in its sole discretion may make other advances and readvances under this Note pursuant hereto. POSTING OF PAYMENTS. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Unless otherwise permitted by Bank, any repayments of this Note, other than immediately available U.S. currency, will not be credited to the outstanding loan balance until Bank receives collected funds. JOINT AND SEVERAL OBLIGATIONS. Each Borrower is jointly and severally obligated under this Note. FEES AND TAXES. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time, together with any interest and/or penalties relating thereto. BUSINESS PURPOSE. Borrower represents that the loan evidenced hereby is being obtained for business purposes.

         ARBITRATION. All parties to this Note agree as follows:

                  (a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of, or relating to this Note between the parties hereto ("Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Finance Disputes Arbitration Rules ("Arbitration Rules") of the American Arbitration Association ("AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

                  (b) All arbitration hearings shall be conducted in the city in which the office of Lender is located. A hearing shall begin within 90 days of demand for arbitration, and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

                  (c) All parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute. Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

                  (d) Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

IN WITNESS WHEREOF, Borrower, as of the day and year first above written, has caused this Note to be executed under seal.

                               SUPERIOR UNIFORM GROUP, INC., a Florida
                               corporation

                               By:
                                  _____________________________________________
                                        Andrew D. Demott, Jr.
                                        Vice President and Chief Financial
                                        Officer

                                                              [CORPORATE SEAL]

STATE OF GEORGIA
COUNTY OF _____________

         The foregoing instrument was acknowledged before me this ____ day of March, 1999, by Andrew D. Demott, Jr., as Vice President and Chief Financial Officer of Superior Uniform Group, Inc., a Florida corporation, on behalf of the corporation. He is personally known to me or has produced ___________ (state) driver's license as identification.

My Commission Expires:         _____________________________________________
                                                Notary Public (Signature)

(AFFIX NOTARY SEAL)
                               _____________________________________________
                                                (Printed Name)
                                       Notary Public, State of Georgia

                              TERM PROMISSORY NOTE

$12,000,000.00                                                Atlanta, Georgia
                                                                March 26, 1999

         FOR VALUE RECEIVED, the undersigned, SUPERIOR UNIFORM GROUP, INC., a Florida corporation ("Maker"), promises to pay to the order of FIRST UNION NATIONAL BANK, a national banking association ("Lender"), in lawful money of the United States of America, in immediately available funds, at FL0070, 214 North Hogan Street, Jacksonville, Florida 32202 or at such other location as the Lender may designate from time to time, the principal sum of TWELVE MILLION AND NO/100 DOLLARS ($12,000,000.00), or so much thereof as may be advanced and remain outstanding, together with interest thereon, as described below.

         This Term Promissory Note ("Note") is the Term Promissory Note referred to in, and issued pursuant to, that certain Loan Agreement, dated of even date herewith between Lender and Maker (as amended from time to time, "Loan Agreement"), the terms of which are incorporated herein by reference. The Loan Agreement contains a provision, among other things, for the acceleration of the stated maturity of this Note upon the happening of certain events set forth therein. Capitalized terms, unless otherwise defined herein, shall have the meaning given such terms in the Loan Agreement.

         1.       INTEREST

                  (a) Interest Rate. Interest shall accrue on the average daily outstanding principal balance hereof from the date of advancement thereof at a variable rate, based upon a year of 360 days and actual days elapsed, equal to the Contract Rate, as hereinafter defined, subject to availability.

                  (b) Certain Defined Terms. As used herein, the following terms shall have the following meanings:

                           (i) "Business Day" shall mean any day on which the
Lender's offices in Tampa, Florida, are open for business. Unless specifically denoted "Business Days" herein, references to "days" shall mean calendar days.

                           (ii) "Business Day Convention" shall mean the
convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day. If "Modified Following" is specified, that date will be the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day.

                           (iii) The "Calculation Agent" shall have the meaning
given to it in the Hedge Agreement.

                           (iv) The "Confirmation" shall mean with respect to an
Hedge Agreement, one or more documents exchanged between the parties which, taken together, confirm all of the terms of such Hedge Agreement.

                           (v)      The "Contract Rate" shall mean the 1 Month
LIBOR Market Index Rate plus .80% (80 basis points).

                           (vi) The "Hedge Agreement" shall mean that certain
ISDA Master Swap Agreement, together with the Schedule thereto and the Confirmation delivered in connection therewith, each executed by and between Maker and Lender on or about the date hereof and all extensions, modifications, supplements and replacements thereof or thereto.

                           (vii) A "LIBOR Period" shall mean a one month period,
but in no event shall exceed in duration the remainder of the term of the loan evidenced hereby.

                           (viii) The "1 Month LIBOR Market Index Rate" shall
mean for any day, the rate for one (1) month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

                           (ix) The "Prime Rate" shall mean a variable rate per
annum which equals the rate of interest announced from time to time by Lender as its prime rate, but which is not necessarily the lowest or best rate offered thereby at any time, such interest rate to change automatically from time to time, effective as of the effective date of each change in the prime rate.

                           (x) The "Reset Date" shall mean each date specified
as such in the Confirmation, subject to adjustment in accordance with any applicable Business Day Convention.

                  (c) Limitations on LIBOR; Compensation for Increased Costs. If at any time prior to the proposed commencement of a LIBOR Period, Lender shall have determined in good faith (which determination shall be conclusive) and shall have given notice to Maker that it has become impractical for Lender to continue to offer the Contract Rate to Maker or that Lender's ability to continue to offer the Contract Rate to Maker has been materially adversely affected because:

                           (i) by reason of circumstances affecting the London Interbank Eurodollar Market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable during such LIBOR Period;

                           (ii) deposits in U.S. Dollars for the duration of such LIBOR Period are not available to Lender in the London Interbank Eurodollar Market in sufficient amounts in the ordinary course of business; or

                           (iii) the London Interbank Offered Rate will not compensate Lender for the cost to Lender of the funds to be used by it to fund the loan evidenced hereby during such LIBOR Period;

then, from after the date of such determination or at the end of such period as Lender, in its discretion, shall have agreed, the entire outstanding principal balance hereof shall accrue interest at the Prime Rate.

                  Notwithstanding anything herein contained, if at any time while any principal remains outstanding hereunder, Lender determines in good faith (which determination shall be conclusive) and notifies Maker that, by reason of any law, regulation, treaty or official directive, or any change therein or in the interpretation or application thereof, by the authority charged with the administration thereof or by any court, it is unlawful or impracticable for Lender to continue to maintain or offer the Contract Rate or to give effect to any of its related obligations as contemplated hereby, Lender, by such notice, may declare that the entire outstanding principal balance hereof, together with all accrued and unpaid interest thereon to the date of repayment, shall forthwith or at the end of such period as Lender, in its discretion, shall have agreed, accrue interest at the Prime Rate.

                  Maker shall reimburse Lender for all losses or expenses incurred by Lender as a result of (i) Maker's failure to pay any sum due hereunder on its due date, (ii) repayment of any portion of the loan evidenced hereby prior to the end of the applicable LIBOR Period, or (iii) any acceleration of the due date of the loan evidenced hereby pursuant hereto.

                  (d) Taxation, Capital Adequacy and Other Increases in Cost of Maintaining LIBOR Rate. If there occurs any future law, regulation, treaty or official directive (whether or not having the force of law) or any change in applicable present or future law, regulation, treaty or directive (whether or not having force of law) or in the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof which now or hereafter shall:

                           (i) subject Lender to any tax of any kind whatsoever with respect to this Note or any outstanding principal hereunder, or change the basis of taxation of payments to Lender of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the capital or overall net income of Lender imposed by the laws of the United States, or any state thereof, or taxing authority therein);

                           (ii) impose, modify or make applicable any reserve, special deposit or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or any other acquisition of funds by, Lender; or

                           (iii) impose on Lender or the London Interbank Eurodollar Market any other condition, restriction or limitation;

and the result of any of the foregoing is to increase the cost to Lender of maintaining or offering the Contract Rate or to reduce any amount receivable hereunder with respect thereto, then, in any such case, at Maker's election, either (1) Maker shall promptly pay to Lender, upon demand such additional amounts necessary to compensate Lender for such additional cost or reduced amount received which Lender deems to be material as are determined in good faith by Lender or (2) thereafter, all amounts outstanding under the loan evidenced hereby shall commence accruing interest at the Prime Rate upon expiration of each LIBOR Period then in effect with respect to any portion of the loan evidenced hereby. If Lender becomes entitled to claim any additional amounts pursuant to this clause, it shall promptly notify Maker of the event by reason of which it has become so entitled. A certificate of Lender as to any such additional amounts payable to it and containing reasonable details of the calculation thereof shall be conclusive and binding in the absence of manifest error.

                  (e) Maximum Amount of Interest. It is the intention of Maker and Lender to conform strictly to the interest law applicable to this loan transaction. Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto, the aggregate of all interest and any other charges or consideration constituting interest under the applicable interest law that is taken, reserved, contracted for, charged or received under this Note or under any of the other aforesaid agreements or otherwise in connection with this loan transaction shall under no circumstances exceed the maximum amount of interest allowed by the interest law applicable to this loan transaction. If any excess of interest in such respect is provided for, in this Note or in any of the documents securing payment hereof or otherwise relating hereto, then, in such event, (i) the provisions of this paragraph shall govern and control, (ii) neither Maker nor Maker's heirs, legal representatives, successors or assigns shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest allowed by the interest law applicable to this loan transaction, (iii) any excess shall be deemed a mistake and cancelled automatically and, if theretofore paid, shall be credited on this Note by Lender (or if this Note shall have been paid in full, refunded to Maker), and (iv) the effective rate of interest shall be automatically subject to reduction to the maximum legal rate of interest allowed under such interest law as now or hereafter construed by courts of appropriate jurisdiction. To the extent permitted by the interest law applicable to this loan transaction, all sums paid or agreed to be paid to Lender for the use, forbearance or detention of the indebtedness evidenced hereby shall be amortized, prorated, allocated and spread throughout the full term of this Note.

         2.       PAYMENT TERMS.

                  (a) The outstanding principal balance hereof, together with interest thereon, shall be due and payable on the dates and in the amounts set forth on the Amortization Schedule attached as Schedule 1 hereto and hereby made a part hereof.

                  (b) Notwithstanding any term herein to the contrary or any term of any Other Agreements, upon the occurrence of an Event of Default, Lender shall have the right to demand immediate payment of the entire outstanding principal balance hereof, together with all accrued and unpaid interest and charges thereon and any cost, including breakage cost, associated with any LIBOR contract or Hedge Agreement.

         3. PREPAYMENT. The principal amount of the Loan may be prepaid in whole or in part at any time provided that Maker compensates Lender for any costs under the Hedge Agreement resulting from such prepayment.

         4. CO-TERMINUS. Notwithstanding any term to the contrary herein, or in any of the Other Agreements, Lender shall have the right to demand payment of the entire remaining balance of this Note if, at any time:

                  (a) the Revolving Credit Loan has terminated pursuant to the terms of the Loan Agreement or the Other Agreements, including, without limitation, a termination on March 26, 2002; and

                  (b) An offer was made by Lender, no earlier than 90 days before the maturity date of the Revolving Credit Note, to extend, renew or replace at least $10,000,000 of the Revolving Credit Loan at an interest rate equal to or lower than the rate specified in the Revolving Credit Note and on terms (including without limitation fees) materially similar to the terms in the Loan Agreement and the Other Agreements and other terms then required by Lender for loans similar in size and risk to the Revolving Credit Loan; and

                  (c)      Borrower has either:

                           (i) failed to accept such offer within ten (10)
                  Business Days after the offer was made by Lender, or

                           (ii) failed within ten (10) Business Days after
                  delivery of documents evidencing such extension, renewal or replacement, to execute and deliver to lender such documents and to pay Lender for its costs and fees incurred and due in connection therewith.

         5. DEFAULT RATE. Upon any Event of Default, and continuing until the Event of Default is cured, the outstanding principal of the loan and all other indebtedness evidenced hereby shall bear interest at a rate per annum, calculated on the basis of a 360-day year and days actually elapsed, equal to the Contract Rate plus three percent (3.0%), payable on demand, which rate shall apply as well before as after judgment.

         6.       MISCELLANEOUS.

                  (a) If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or on any other day on which banks in Tampa, Florida, are not open for business, such payment shall be made on the immediately preceding Business Day.

                  (b) All payments received by Lender hereunder shall be applied first to unpaid interest and other charges and costs payable by Maker and second to the principal balance hereof.

                  (c) Maker hereby waives presentment, demand, protest and notice of any kind in connection with this Note.

                  (d) This Note shall bind Maker and its successors and assigns, and the benefits hereof shall inure to the benefit of Lender and its successors and assigns. All references herein to the "Maker" and "Lender" shall be deemed to apply to the Maker and Lender, respectively, and their respective successors and assigns.

                  (e) This Note, for all purposes, shall be governed by, and construed in accordance with, the laws of the State of Florida. In the event any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note.

         7.       ARBITRATION. All parties to this Note agree as follows:

                  (a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of, or relating to this Note between the parties hereto ("Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Finance Disputes Arbitration Rules ("Arbitration Rules") of the American Arbitration Association ("AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

                  (b) All arbitration hearings shall be conducted in the city in which the office of Lender is located. A hearing shall begin within 90 days of demand for arbitration, and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

                  (c) All parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property;
(iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute. Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

                  (d) Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

         IN WITNESS WHEREOF, Maker has executed this Note on the date first above written.

                               SUPERIOR UNIFORM GROUP, INC., a Florida
                               corporation

                               By:
                                  __________________________________________
                                        Andrew D. Demott, Jr.
                                        Vice President and Chief Financial
                                        Officer

                                                       [CORPORATE SEAL]

STATE OF GEORGIA
COUNTY OF _____________

         The foregoing instrument was acknowledged before me this ____ day of March, 1999, by Andrew D. Demott, Jr., as Vice President and Chief Financial Officer of Superior Uniform Group, Inc., a Florida corporation, on behalf of the corporation. He is personally known to me or has produced ___________ (state) driver's license as identification.

My Commission Expires:                          ________________________________
                                                     Notary Public (Signature)

(AFFIX NOTARY SEAL)
                                                ________________________________
                                                              (Printed Name)
                                                Notary Public, State of Georgia



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

                                   SCHEDULE I

                              AMORTIZATION SCHEDULE

         [THE HEDGE AGREEMENT AND AMORTIZATION SCHEDULE ARE BASED ON A TEN (10) YEAR AMORTIZATION AND TEN (10) YEAR TERM.]


                                  Schedule A-1